Exhibit 99.1

Letter to Shareholders from Patriot Scientific President/CEO Rick Goerner

CARLSBAD, Calif.--Patriot Scientific Corp. (OTCBB:PTSC) today issued the following letter to all shareholders.

To all shareholders and supporters of Patriot Scientific, the purpose of this letter is to update you on activities at the Company. It is my intention to provide periodic communication to our shareholders through these letters as a means to provide insight to you on topical issues and to provide a uniform status report on activities at the company.

First, I’d like to call your attention to my letter to shareholders released last week (June 16, 2008) regarding the status of the MMP™ portfolio. This letter, and the referenced study, is posted on Patriot’s website at http://ptsc.com.  I hope that you have been able to review it and obtain answers to some of your inquiries regarding the impact of recent court decisions impacting our most important asset.

In this letter I’d like to focus on two other areas: an update on activities to expand Patriot’s business and our plan to improve our investor relations (IR) and public relations (PR) efforts.

Update on positioning Patriot for future growth

I’d like to provide you an update on some exciting future prospects for Patriot. As I’ve outlined in previous letters, the blueprint for Patriot’s pursuit of new Merger and Acquisition (M&A) activities to expand our business going forward consists of three activities:

1.	Evaluate selective expansion of Patriot’s IP portfolio by acquiring new IP:

Last week we announced the expansion of our IP licensing efforts into power managementthrough an agreement with NuPOWER Semiconductor. The NuPOWER IP licensing efforts willfocus on enabling customers to improve the performance, accuracy and efficiency of next generation power management architectures. One of their patents allows users to Program After Production (PAP) which will enable designers to specify tighter power specifications for their products. The initial validation phase of the agreement focuses Patriot and NuPOWER on certain ‘benchmark‘ customers to validate the value proposition of NuPOWER’s technology. As the PAP technology is forward enabling IP, we believe that it may help to develop a future royalty revenue stream for Patriot as well. Please review the press release posted on our website for more technical details. We are continuing to evaluate other IP portfolios that involve microcontroller, embedded memory andnetworking IP.  We will move forward with next steps to analyze the viability of their licensing prospects based on internal and external, market assessments, technical support needs and economic return to Patriot. We will provide periodic updates on our progress.

2.
Pursue minority investments, undertaken as a strategic investor, in certain early-stage revenue or technology ventures that currently do not support a full acquisition decision, but that represent a technology or capability of interest to Patriot:

We have moved ahead with our announced plan to increase our holdings in Talis Data Systems. Talis is a manufacturer of multi-domain networking hardware. Patriot will directly acquire the shares of Talis held by SSDI by the end of July 2008 and we have made the initial cash investment to increase Patriot’s direct holdings to 30%.

Talis’ Datagent multi-domain hardware unit has received National Security Agency (NSA) validation and they will begin sampling customers this summer. Talis expects initial revenues later this year. Multi-domain interconnectivity between various government agencies is Priority #1 for the Homeland Security Agency.

Additionally, Patriot’s minority investment (46%) in Scripps Secured Data, Inc. ,(SSDI) a manufacturer of secure cabling enclosures for security installations on government and military sites, is also yielding positive results as their business is expanding.  SSDI will report a profitable result for the 2008 fiscal year on strong revenue growth. We expect that fiscal year 2009 will see continued positive results in revenue growth and profitability.  SSDI’s products are marketed under the Holocom Networks brand.
We have identified several other companies with very viable business prospects to assess as well.

3.	Evaluate opportunities for full M&A:

We have identified, and are actively pursuing several M&A opportunities in the software, networking and wireless technology sectors. After reviewing more than thirty plans, we have submitted term sheets totwo software product companies. One has resulted in a non-binding Memorandum of Understanding (MOU) that has been approved by the Board of Directors of each company and we have begun our due diligence review.

The acquisition process can be both complicated and time consuming and there can be ‘false starts’ending in no completed transaction as a consequence of the due diligence review, the negotiation of thedefinitive agreement, changes in the business of either company and other factors. So there are many more ‘hoops to jump through’ before we will be in a position to close, or announce, a final transaction. We plan to utilize Patriot’s capital resources (stock and cash) when considering the acquisition of anyoperating business. While we expect to use Patriot stock as our chief currency in any transaction,Patriot’s strong cash position gives us a very solid negotiating position, especially in discussions with companies who have limited access to operating capital. I will continue to keep you advised of progress in subsequent updates or when a transaction is finalized.

As indicated in the opening of this letter, with respect to TPL’s current licensing effort and information regarding recent court activity, please refer to my shareholder release of June 16 which is posted on the Patriot website for your review.

Plan to improve investor relations (IR) and public relations (PR)

It is my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders, potential investors and the marketplace. Since joining Patriot in February, I have reviewed the Company’s IR and PR practices, expenses, shareholder feedback and, at the same time, anticipate Patriot’s future needs for corporate communications on a broader scale. Through the end of July we will begin the transition of our IR and PR to a new organization.

Effective August 1, 2008, we will bring the handling of shareholder inquiries ‘in-house’ with a dedicated resource here in the Carlsbad office. This way Cliff, Paul and I can provide uniform direction and improve responsiveness, and the quality of response to shareholder inquiries. As a result of this plan, we are parting ways with both the Hoffman and Hawk Associates agencies effective July 31, 2008. I want to thank both groups for their past support, but feel it is in the best interest of Patriot that we move in another direction with respect to our IR and PR efforts.

We plan to engage a new IR firm, shortly, to drive a more proactive investor relations program aimed additionally, at new equity fund investors, both in the US and abroad.  I expect to launch this effort in late September of this year.

We have begun planning for the annual shareholders meeting. The preliminary date for the meeting is October 30, 2008.

I’d also like to clarify that many of you were also under the mistaken impression that Patriot has continued to sponsor postings, and the monitoring of postings, by Agoracom for a fee. We have taken steps in the last month to clarify that with Agoracom and the site no longer references that point.  In fact, Patriot did not extend its participation beyond the original 2007 trial period.

I cannot, of course, control what information you choose to read, or accept as factual, about Patriot (though I had hoped to provide, within the limits I am able, much of that information to you in letters like this one). We cannot comment on all the messaging out there, nor will we comment, specifically, on conspiracy theories, accusations of wrongdoing, manipulation of the stock or any other unfounded allegations.

I hope this letter has provided you with some additional insight into the status of key initiatives at Patriot and that I have answered some of your questions. I look forward to your comments and additional questions.

I believe that we are making good progress with respect to our plans and that we are truly expanding the company’s business potential. I look forward to your support during the transition ahead and remain excited about the opportunity to build a strong future for Patriot Scientific.

Sincerely,

/s/ Rick Goerner

Rick Goerner
President/CEO
Patriot Scientific Corporation
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

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CONTACTS:
Patriot Scientific Media Relations	Patriot Scientific Investor Relations
The Hoffman Agency	Hawk Associates
John Radewagen	Ken AuYeung or Frank Hawkins
408-975-3005	305-451-1888
408-219-9199 (mobile)
jradewagen@hoffman.com	patriot.scientific@hawkassociates.com